EXHIBIT 99.1

Terra Tech Corp. Appoints Alan Gladstone to Board of Directors

Mr. Gladstone previously served on Terra Tech’s Advisory Board and brings significant retail experience to Company’s Board

Irvine, CA — November 20, 2017 – Terra Tech Corp. (OTCQX: TRTC) (“Terra Tech” or the “Company”), a vertically integrated cannabis-focused agriculture company, today announced Alan Gladstone has been appointed to the Company’s Board of Directors. Mr. Gladstone joined Terra Tech as the inaugural member of the Company’s Advisory Board on August 3rd, 2017 to help provide strategic consulting to the Company. Mr. Gladstone brings decades of experience in the retail sector in which he was the Founder, Chairman, President and CEO of Anna’s Linens, a specialty retailer of home textiles and home decoration items.

“Alan is a leader in the retail sector, with proven business and analytical skills, and we are excited to have him join our Board of Directors,” commented Derek Peterson, Chairman and Chief Executive Officer of the Company. “From the time he started on our Advisory Board, we have seen first-hand the level of operating and leadership experience he brings to Terra Tech. Alan’s addition further strengthens our board’s capabilities and we are confident he will be an asset to the Company as we continue to grow our business.”

“I am pleased to join Terra Tech’s Board of Directors and believe this is a great opportunity for me as the Company enters into the next phase of its business cycle,” stated Mr. Gladstone. “I have admired what Derek and the team have accomplished at Terra Tech and I look forward to contributing to the Company’s future growth and success.”

Mr. Gladstone was Founder, Chairman, President and CEO of Anna’s Linens, a specialty retailer of home textiles and home decoration items, from 1987 - 2015. During his tenure at Anna’s Linens, he grew the business to 305 stores in 23 states with over $400 million in annual revenues. He managed a team of 12 executives and over 3,500 employees and oversaw the company’s M&A strategy. Anna’s Linens was ranked the 13th largest seller of home textiles nationally in 2013. Prior to his time at Anna’s Linens, he was a self-employed retail business consultant where he counted Vons, TG&Y and Cook United in his client base. He was also President of Home Front, a division of U.S. Shoe, from 1983 - 1986 where he led a team of 800 employees. In this role, he led the profitable growth of the business from 21 stores to 105 stores, and grew sales from $40 million to $400 million. Mr. Gladstone has a BS in Economics from the University of California, Irvine.

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About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Garden, and MediFarm LLC. Blüm’s retail and medical cannabis facilities provide the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions as well as premium cannabis to the adult-use market in Nevada. Blüm offers a broad selection of cannabis products including; flowers, concentrates and edibles through its Oakland, CA and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces cannabis-extracted products for regulated medical cannabis dispensaries throughout California and medical and adult-use dispensaries in Nevada. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Winn-Dixie, Raley’s, Meijer, Kroger, Stop & Shop and others nationwide. Terra Tech’s MediFarm LLC subsidiaries are focused on medical and adult-use cannabis cultivation and permitting businesses throughout Nevada.

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For more information about Terra Tech Corp visit: http://www.terratechcorp.com/

For more information about IVXX visit: http://ivxx.com/

For more information about Blüm Nevada visit: http://letsblum.com

For more information about Blüm Oakland visit: http://blumoak.com/

Visit us on Facebook @ https://www.facebook.com/terratechcorp/timeline

Follow us on Twitter @terratechcorp

For more information about Edible Garden visit: http://www.ediblegarden.com/

Visit Edible Garden on Facebook @ https://www.facebook.com/ediblefarms?fref=ts

Visit IVXX on Facebook @ https://www.facebook.com/ivxxbrand?fref=ts

Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “estimate”, “expect”, “intend” and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.’s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to Terra Tech Corp.’s (i) product demand, market and customer acceptance of its equipment and other goods, (ii) ability to obtain financing to expand its operations, (iii) ability to attract qualified sales representatives, (iv) competition, pricing and development difficulties, (v) ability to integrate GrowOp Technology Ltd. into its operations as a reporting issuer with the Securities and Exchange Commission, and (vi) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.’s website does not constitute a part of this release.

Contact

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

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